Exhibit 10.64

Fidelity National Information Services, Inc. Performance Share Award
Certificate of Award Agreement

You have been granted the following award of Performance Shares of Fidelity National Information Services, Inc. (the “Company”) pursuant to the 2008 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Award Agreement:

Number of Performance Shares:	«Number of Shares»

Effective Grant Date:	«Date»

See the Terms of the Award Agreement and Plan Prospectus for the specific provisions related to this Performance Share Award, including rules applicable under various termination events and other important information concerning this Award.

Fidelity National Information Services, Inc.
Terms of the Award Agreement

1.Performance Share Grant. This award is granted by Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), and is subject to the terms and conditions of this Award Agreement (the “Agreement”) and to the further terms and conditions applicable to Performance Units, as set forth in the 2008 Omnibus Incentive Plan (the "Plan").
2.Standard Performance Terms.
(a)The terms of this Section 2 shall be referred to as the “Standard Performance Terms” and will apply to your Performance Shares except insofar as Section 3 ("Treatment Upon Termination") or Section 5 ("Change of Control") apply.
(b)For each of the periods (i) beginning July 1, 2010 and ending December 31, 2010, (ii) beginning January 1, 2011 and ending December 31, 2011, and (iii) beginning January 1, 2012 and ending December 31, 2012 (each a “Performance Period”), 33.33% of the total Performance Shares granted hereunder shall be available for vesting as provided herein. Following the conclusion of each Performance Period, the Committee shall approve the number of Performance Shares which are payable (the “Final Performance Shares”) for such Performance Period. The Final Performance Shares for a Performance Period shall be determined by multiplying the total Performance Shares available for vesting in that Performance Period by the “Performance Factor” for that Performance Period. The Performance Factor for a Performance Period means a percentage (from 50% to 100% and in between) which is based on the Operating Income (as defined below) of the Company during the applicable Performance Period, as approved by the Committee, according to Schedule 1 of this Agreement. Any Performance Shares available to vest for a particular Performance Period which do not vest under this Section 2(b) (or previously have vested under Sections 3 or 5) hereof shall be forfeited as of the end of the applicable Performance Period.
(c)All determinations made by the Committee shall be binding and conclusive on all parties.
3.Treatment Upon Termination. If your employment with the Company terminates prior to a Change of Control, your award will be calculated as follows:
(a)If your employment is terminated for any reason other than death, Disability (as defined below),

termination by the Company and its Subsidiaries without Cause (as defined below) or termination by you with Good Reason (as defined below), you shall, for no consideration, forfeit to the Company all Performance Shares; provided that any Final Performance Shares payable with respect to Performance Periods ending prior to your termination of employment shall not be forfieted.
(b)(ii)    If your employment is terminated due to your death or Disability, then (1) you shall be entitled to any Final Performance Shares payable with respect to Performance Periods ending prior to your termination of employment, (2) the number of the Performance Shares available for vesting in the Performance Period in which your termination of employment occurs shall be determined by the following formula (rounded to the nearest whole Performance Share):
A x B, where
A = the total number of Performance Shares eligible for vesting in the Performance Period in which your termination of employment occurs, and
B = the number of completed months to the date of termination of employment since the beginning of the Performance Period in which your termination occurs divided by 12, and
(3) the number of the Performance Shares available for vesting in any Performance Period beginning after your termination of employment shall be forfeited to the Company, for no consideration.
(c)If your employment is terminated by the Company and its Subsidiaries without Cause, or by you with Good Reason, all Performance Shares shall continue to be available for vesting, and the number of Final Performance Shares payable to you with respect to each Performance Period shall be determined pursuant to Section 2(b) hereof based on the total number of Performance Shares available for vesting during each such Performance Period.
(d)The term “Cause” shall have the meaning ascribed to such term in your employment agreement with the Company or any Subsidiary. If your employment agreement does not define the term “Cause,” or if you has not entered into an employment agreement with the Company or any Subsidiary, the term “Cause” shall mean (A) the willful engaging by you in misconduct that is demonstrably injurious to the Company or any Subsidiary (monetarily or otherwise), (B) your conviction of, or pleading guilty or nolo contendere to, a felony, or (C) your violation of any confidentiality, non-solicitation, or non-competition covenant to which you is subject.
(e)The term “Disability” shall have the meaning ascribed to such term in your employment agreement with the Company or any Subsidiary. If your employment agreement does not define the term “Disability,” or if you has not entered into an employment agreement with the Company or any Subsidiary, the term “Disability” shall mean your entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company's employees participate.
(f)“Good Reason” termination shall apply only if you has an employment agreement with the Company or any Subsidiary and shall have the meaning ascribed to that term in such employment agreement.
4.Payment of Awards.
(a)Your Final Performance Shares shall be paid in the form of common stock of the Company, par value $0.01 per share (the “Common Stock”).
(b)Except for payments pursuant to Section 5 ("Change of Control"), all payments will be made to you within two and a half months after the end of the Performance Period.
(c)This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly. In accordance with Section 9 of the Plan, if you are considered a "specified employee" under Section 409A of the Code, any payment which is considered deferred compensation under Section 409A of the Code will not be paid earlier than the date that would avoid a penalty under Section 409A.
5.Change of Control. Upon the occurrence of a Change in Control, all outstanding Performance Shares shall be deemed earned at Target level with respect to all open Performance Periods, and the Company shall issue to you shares of Common Stock with respect to all such Performance Shares within 10 business days of the Change in Control.
6.Tax Withholding. The Company may require payment or reimbursement of or may withhold any tax it believes is required relating to the payment of your Performance Shares, and the Company may defer making delivery of the Common Stock until arrangements satisfactory to it have been made with respect to such withholding obligation.

7.Miscellaneous. In the event that the terms hereof and the provisions of the Plan conflict, the Plan shall control. All terms used herein which are not otherwise defined shall have the same meaning as in the Plan.
Schedule 1

Performance Period Beginning January 1, 2010 and Ending December 31, 2010

Operating Income	Performance Factor
$1,596,000	Target payable at 50% of Performance Shares available for Performance Period
$1,677,000	Maximum payable at 100% of Performance Shares available for Performance Period

Performance Period Beginning January 1, 2011 and Ending December 31, 2011

Operating Income	Performance Factor
$1,709,000	Target payable at 50% of Performance Shares available for Performance Period
$1,795,000	Maximum payable at 100% of Performance Shares available for Performance Period

Performance Period Beginning January 1, 2012 and Ending December 31, 2012

Operating Income	Performance Factor
$1,818,000	Target payable at 50% of Performance Shares available for Performance Period
$1,910,000	Maximum payable at 100% of Performance Shares available for Performance Period

Notes:

(1) The “Operating Income” measurement means Operating income from the Company determined in accordance with GAAP as reported in the Company's financial statements, plus depreciation and amortization, merger and acquisition-related costs, asset impairment charges, costs associated with the leveraged recapitalization and tender offer announced by the Company on July 6, 2010, and excluding other non-GAAP adjustments, in a manner consistent with the determination of Adjusted EBITDA in the Company's five-year business plan. Additionally, changes to the basis of measurement shall be excluded (such as prospective merger and acquisition costs, divestitures, currency, and accounting adjustments, and added expense of the equity grant made by the Company on July 20, 2010, over the existing five-year plan expense), with the goal being to measure on a consistent basis the Company's performance against the existing five-year business plan. The Committee will evaluate whether the Operating Income has been achieved following the completion of the Company's audit for the year ending December 31, 2010.

(2) The Operating Income for the Performance Period beginning January 1, 2010 and ending December 31, 2010 shall have a starting point of July 1, 2010 using a base Operating Income for the period from January 1, 2010 to June 30, 2010 of $748,500,000.

(3) Payouts for performance between the percentages listed in the table above will be interpolated between target and maximum.